Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Business Officer
(650) 940-4700
February 6, 2007
Mountain View, California
IRIDEX NAMES MERYL RAINS CHIEF FINANCIAL OFFICER
Larry Tannenbaum Named to New Position of Chief Business Officer
To Focus on Integrating Recently Acquired Laserscope Aesthetics Business
and New Business Development
IRIDEX Corporation (NASDAQ: IRIX) today announced that Meryl A. Rains, 44, has joined the Company as Chief Financial Officer. Ms. Rains replaces Larry Tannenbaum, 55, who has been named the Company’s first Chief Business Officer responsible for overseeing IRIDEX’s corporate business development and the integration of the Laserscope aesthetics business which was acquired on January 16, 2007. Mr. Tannenbaum will continue to assist with investor relations activities and will coordinate the transition of CFO duties to Ms. Rains. Mr. Tannenbaum served as the Chief Financial Officer of IRIDEX since April 2004.
“With the expansion of our operations to include the aesthetics business of Laserscope, we recognized a need to deepen our management team and are fortunate to have Larry’s business expertise and acumen already on board,” said Barry Caldwell, President and Chief Executive Officer. “In the newly created role of Chief Business Officer, we believe that Larry’s proven leadership capabilities, knowledge of our industry and insights into our company will allow him to have an even greater impact on our business.
“We are also very excited to welcome Meryl to IRIDEX and believe that her strong financial management and control experience will result in an immediate contribution to our team,” continued Mr. Caldwell. “Meryl has over 17 years of senior financial management experience as a certified public accountant and has extensive experience in managing the financial operations and compliance requirements of publicly traded companies. In addition, her strong background in tax and law should allow us to proactively develop our tax and legal strategies especially with regard to our recently acquired international subsidiaries.”
“In our search to fill the role of Chief Financial Officer, we were looking for an individual with extensive experience in every aspect of financial reporting, planning and control,” said Mr. Tannenbaum. “We believe Meryl’s skill-set, which includes SEC financial reporting, Sarbanes-Oxley compliance, financial planning and analysis and international finance make her specifically qualified to succeed in this role. We look forward to her contributions and I look forward to working with her during the transition of the CFO responsibilities.”

Prior to joining IRIDEX, Ms. Rains was the Corporate Controller of Actel Corporation, a $200 million publicly traded semiconductor company with global operations. In this role she was responsible for worldwide accounting and financial reporting, financial planning and analysis, tax, treasury and Sarbanes-Oxley compliance. Previously, Ms. Rains had served in controllership roles for Celestica, Inc. and International Manufacturing Services, both publicly traded, global contract manufacturers. Prior to that, Ms. Rains held financial management positions as Treasurer and Sr. Director of Tax at Maxtor Corporation and served as International Tax Managers at each of Borland International, Inc. and Price Waterhouse.
Ms. Rains holds a Doctor of Jurisprudence from the University of Denver College of Law and a Bachelor of Science from the Metropolitan State College of Denver. She is also a member of the California Bar Association and a Certified Public Accountant.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 97 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s prior Chief Financial Officer’s continued involvement and assistance with the transition to the Company’s new Chief Financial Officer, Mr. Tannenbaum’s future impact as the Company’s Chief Business Officer, the timing and impact of Ms. Rains’ contributions to the Company, and the development of the Company’s tax and legal strategies. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, our ability to reduce expenses, the closing of pending acquisitions, our ability to remediate material weaknesses in our disclosure controls and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward- looking statements contained in this announcement are made as of this date and will not be updated.